Exhibit 99.1
Exhibit 99.1

Aimco APARTMENT HOMES

Aimco 2012 Plan

	What We Expect	How We Plan to Get There
Operations ***A Solid Year Ahead***	■ Conventional Same-Store NOI ↑ 5.25% - 7.25% ■ Affordable Same-Store NOI ↑ 0.0% - 1.0% ■ Total Same-Store NOI ↑ 4.5% - 6.25%	■ Revenue ↑ 4.5% - 5.5%: 2.1% "in the bank" from 2011 and 5.0%+ increase in 2012 lease rates ■ Expenses ↑ 2.5% - 3.0% due to increases in real estate taxes & insurance; operating expenses flat
Portfolio ***Better Than Ever***	■ Conventional rents ↑ ~10% to $1,260 from $1,143 today ■ Affordable portfolio < 10% of NAV ■ Conventional NOI margin ↑ ~1.5% to ~64% ■ Conventional Free Cash Flow margin (1) ↑ ~3% to ~58%	■ Dispositions $550 - $650M • Sell 25+ Conventional properties with average rents < $700 • Sell 60+ Affordable properties with average ownership of 41% ■ Acquisitions $200M+ with $160M in partnerships
Redevelopment ***Full Speed Ahead***	■ Conventional redevelopment $125 - $150M ■ Robust pipeline; 5% - 6% of NAV under redevelopment at one time	■ Eight projects underway in 2012; four in coastal California and four others in Seattle, Chicago and Philadelphia; ~$400M multi-year investment ■ Three vacant properties; ~1,200 units returned to service over next two years; target rents > $2,400 ■ Current returns on un-trended rents > 7%, Free Cash Flow IRRs > 10%
Balance Sheet ***Lower Leverage***	■ EBITDA:Interest 2.5:1 (2) ■ EBITDA:Interest & Preferred Dividends 2.0:1 (2) ■ Debt:EBITDA 7.5x (2) ■ Debt & Preferreds:EBITDA 9x (2) ■ Continue to be non-recourse, long-term, fixed rate borrower	■ Increasing property income ■ Property debt amortization $83M or ~2% of debt ■ Refinance maturing debt of $118M or ~2.5% of debt ■ Opportunistic redemption of high cost preferreds
Business ***Simpler***	■ Average ownership in Conventional properties ↑ to 96% ■ Sale of third-party asset management business; ~$0.01 per share of 2011 and 2012 FFO ■ Average ownership in Affordable properties ↑ to 74%	■ Tender or merge 11 partnerships with 19 properties; 7 public partnerships with average annual administration costs of ~$1M ■ Earn-in of technology initiatives, scale reductions and efficiency gains
Earnings & Dividend ***Moving Up***	■ FFO of $1.72 - $1.82 per share ↑ 8% ■ AFFO of $1.17 - $1.29 per share ↑ 21% ■ Dividend ↑ 50% to $0.72 per share per year; ~60% AFFO payout	■ Stick to the plan

Forward-Looking Statements and Other Information This presentation contains forward-looking statements within the meaning of the federal securities laws, including statements regarding projected results and specifically: projected 2012 operating results, asset sales and redevelopment investment; projected returns on redevelopment projects started during 2012; the impact of acquisition, disposition and other investment activities on portfolio metrics; and projected 2012 leverage ratios. These forward-looking statements reflect management's judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. These forward-looking statements include certain risks and uncertainties. Readers should carefully review Aimco's financial statements and notes thereto, as well as the risk factors described in Aimco's Annual Report on Form 10-K for the year ended December 31, 2010, and the other documents Aimco files from time to time with the Securities and Exchange Commission. This presentation does not constitute an offer of securities for sale. Presentation Footnotes Free Cash Flow is defined as property NOI less assumed capital replacement expenditures of $850 per unit. Projected leverage metrics are based on annualized projected 4Q 2012 results. Comparable 4Q 2011 metrics are: EBITDA:Interest 2.2:1; EBITDA:Interest & Preferred Dividends 1.8:1; Debt:EBITDA 8.5x; Debt & Preferred Stock:EBITDA 10x.